                                                                    Exhibit 10.2
                             (SYBARI SOFTWARE LOGO)


                              EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement"), dated as of December 9, 2003, is entered into between Sybari Software Inc., with its principal office at 353 Larkfield Road, East Northport, N.Y. 11731 ("Sybari"), and Anthony Pane ("Employee"), residing at 415 East 37th Street, Apartment 27K, New York, NY 10019.

     WHEREAS, Sybari desires to retain Employee's services as Vice President of Finance, and Employee desires to be retained by Sybari to serve as Vice President of Finance.

     NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

     1. Compensation and Benefits. Sybari shall pay the following compensation and provide the following benefits to Employee during the Term of
Employment:

     (a) Base Salary. Employee shall receive a base salary of $150,000 per annum (the "Base Salary"), which equates to $12,500 monthly, payable in approximately equal installments in accordance with the customary payroll practices of Sybari. If the rate of Base Salary per annum paid to Employee is increased during the Term of Employment, such increased rate shall thereafter constitute the Base Salary for all purposes of this Agreement. Employee's Base Salary shall not be decreased during the Term of Employment without the mutual consent of Employee and Sybari.

     (b) Bonus Compensation. Employee will be eligible to participate in Sybari's annual bonus incentive compensation program for senior employees and executives. The actual award will be earned on the basis of Employee's individual performance as well as the performance of Sybari.

     (c) Option to Acquire Sybari Common Stock. On the next Sybari stock option grant to employees subsequent to the date first written above, Sybari will grant to Employee, an option to acquire shares of Sybari common stock (the "Option") at an exercise price equal to the fair value of Sybari's common stock on such date. The number of shares granted to Employee will be consistent with the number of shares granted to other employees and executives with similar roles and tenure with Sybari. The Option will be subject to the terms of a stock option agreement to be executed by Sybari and Employee.

     (d) Benefit Plans. Employee shall be entitled to participate in all current and future benefit plans maintained for Sybari Employees and Executives.


     2. Termination Without Cause or With Good Reason. If, at any time during the Term of Employment, Employee's employment is terminated by Sybari without Cause (as defined below), or if Employee terminates his employment with Sybari for Good Reason (as defined below),

          (i) Sybari will pay to Employee an amount equal to one-half Employee's then current Base Salary, which shall be payable in a lump sum, and

          (ii) One hundred percent of the unvested portion of the Option and all other options, if any, granted to Employee during the Term of Employment, will immediately vest and will remain exercisable by Employee for three months following the effective date of termination (the "Termination Date").

          (iii) In addition, Employee's participation in Sybari's welfare benefit plans (if enrolled) will continue for six months following the Termination Date, including, without limitation, all medical, prescription, dental, group life plans and other programs maintained by Sybari, at the same level provided to Employee immediately prior to the Termination Date; provided, however, that if Employee becomes covered under any plans of another employer that provide substantially similar coverage, the coverage provided by Sybari pursuant to this Subsection 2(iii) will cease.


                                  Page 1 of 2


Tel.631-630-8500, Fax.631-630-8550   @   353 Larkfield Road, East Northport, NY 11731 USA   @   Internet Web: http://www.sybari.com

     3. Definitions. In addition to certain terms defined elsewhere in this Agreement, the following terms will have the following respective meanings:

          "Cause" means the willful and continuing refusal of Employee to follow lawful directives of the CFO, CEO or Board, provided that such directives are consistent with Employees title and position, conduct that is intentional and known by Employee to be harmful to Sybari's best interest, or the Employee's conviction of any felony or any crime involving dishonesty.

          "Good Reason" shall mean a breach by Sybari of its obligations hereunder, relocation of the Employee's principal place of employment from East Northport, NY, to a location that is more than 25 miles from Employees home residence than East Northport, NY is, without the Employee's consent, a significant diminution of Employee's duties, title or authority without the Employee's consent, or the failure by Sybari to obtain a written agreement from any successor or assign of Sybari to assume the material obligations under this Agreement upon a Change in Control (as defined below).

          "Change in Control of Sybari" means and includes each of the following:

     (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or any group of persons who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities of Sybari such that, as a result of such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, more than fifty percent of Sybari's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board;

          (ii) the consummation of any merger or any other business combination, in one or more transactions, including, but not limited to a sale of all or substantially all of the assets of Sybari, other than a transaction immediately following which the shareholders of Sybari who owned shares immediately prior to the transaction continue to own, by virtue of their prior ownership of Sybari shares, at least fifty percent of the voting power, directly or indirectly, of the surviving corporation in any such merger or business combination; or

          (iii) the consummation of a plan of complete liquidation of Sybari.

     4. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

     IN WITNESS WHEREOF, Employee and the authorized representative of Sybari execute and enter into this Agreement as of the date first written above.


EMPLOYEE                                SYBARI SOFTWARE INC.



/s/ Anthony Pane                        /s/ Robert Wallace
-----------------------------------     ----------------------------------
Anthony Pane                            By: Robert Wallace
                                            President and CEO




                                  Page 2 of 2